Exhibit 99.1

Vermillion Reports First Quarter 2013 Results

Building Upon Early Success of OVA1, Recent Funding Sets Stage for 2013-2015 Strategic Plan

AUSTIN, Texas — May 15, 2013 — Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company focused on gynecologic cancers and women’s health, reported on its financial results for the first quarter ended March 31, 2013.

Q1 2013 Financial Results

Total revenue in the first quarter of 2013 was $328,000, compared to $312,000 in the same year-ago quarter. First quarter 2013 revenue was comprised of $214,000 in OVA1 product sales and $114,000 in license revenue, as compared to $198,000 of OVA1 product sales and $114,000 in license revenue in the year-ago quarter.

First quarter of 2013 product revenue was derived from 4,274 OVA1 tests performed at the fixed $50 per test as reported by the company’s OVA1 marketing partner, Quest Diagnostics. This was an 8% increase from 3,952 OVA1 tests performed at the fixed $50 per test in the year-ago quarter.

The OVA1 product revenue in both periods does not include the additional royalty component of revenue based on 33% of Quest Diagnostics gross margin. Vermillion recognizes this portion of revenue when it is reported by Quest Diagnostics in an annual ‘true-up’ after the end of the calendar year. The true-up is based on reimbursed and unreimbursed tests for which Quest Diagnostics considers the payment status as final. For the full year of 2012, the true-up provided $816,000 in revenue to Vermillion or an additional $60 per test.

Total operating expenses in the first quarter of 2013 were $2.9 million as compared to $2.4 million in the same year-ago quarter. The increase is primarily due to one-time items, including costs related to the delayed 2012 annual shareholder meeting held in March 2013, a proxy contest and CEO transition, partially offset by lower sales and marketing costs. Net loss for the first quarter was $2.6 million or $(0.17) per share, as compared to $1.8 million or $(0.12) per share in the same year-ago quarter.

As of March 31, 2013, cash and equivalents totaled $5.8 million. Following the private placement completed on May 13, 2013, Vermillion had approximately $16.6 million in cash and equivalents. The company plans to use the cash on hand and the expected proceeds from exercise of the warrants to accelerate its research, clinical and commercialization programs. As a result, guidance for 2013 cash-based operating expenditures is being increased to a range of $12 million to $13 million versus the previous guidance of $9.5 million to $10 million.

2013-2015 Objectives

The recently completed investment transaction was structured to provide funding for the company’s 2013-2015 strategic plan. “This investment in Vermillion positions us to improve the quality of care for women with ovarian cancer,” said Thomas McLain, Vermillion’s president and CEO. “It provides both strategic and financial resources to build on our early success with OVA1 as the first FDA-cleared multi-biomarker blood test to aid in the diagnosis and treatment of ovarian cancer.”

“Our experience in growing the OVA1 market with Quest Diagnostics has defined the key factors for building market awareness and expanding its use,” continued McLain. “In 2013 and 2014 we will focus on positioning the patient outcome and cost advantages of the on-label usage of OVA1 versus off-label usage of CA-125 for the pre-surgical triage of suspicious ovarian masses.”

Proceeds from the transaction will support the generation of additional clinical and economic data aligned with the company’s efforts to secure treatment guideline support and expanded insurance coverage. These studies will also be essential to building understanding of the benefits of integrating OVA1 with current clinical practice and showing how OVA1 can greatly reduce the percentage of women who receive substandard care.

The funding will also support two important strategic initiatives:

•

The company will migrate OVA1 to a state-of-the-art clinical testing platform commonly available around the world. This will expand the market for the test to more laboratories and hospitals and enable licensing OVA1 in non-U.S. markets. It will require the successful execution of validation and clinical studies to support submission of a 510-K and FDA clearance. The company targets launch on this new platform by the end of 2014.

•

The company will also use the funding to accelerate the development of a next generation ovarian cancer diagnostic. This test will utilize a combination of current and novel biomarkers in a new algorithm to increase specificity and positive predictive value, while significantly reducing false positives. The company expects to announce proof of concept results during the second quarter and targets the launch of a next generation test in 2015.

Conference Call and Webcast

Vermillion will hold a conference call to discuss its first quarter results later today, Wednesday, May 15, 2013 at 4:30 p.m. Eastern time. Vermillion’s President and CEO Thomas McLain will host the call, followed by a question and answer period.

Date: Wednesday, May 15, 2013

Time: 4:30 p.m. Eastern time

Dial-In number: 1-800-709-0218

International: 1-212-231-2915

Conference ID: 21656230

Webcast: http://www.media-server.com/m/p/mo7xofgw

The conference call will be webcast live and available for replay via the investor section of the company’s website at www.vermillion.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available approximately two hours after the call through May 29, 2013.

Toll-free replay number: 1-800-633-8284

International replay number: 1-402-977-9140

Replay ID: 21656230

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, vascular medicine and women’s health.

The company’s lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of tumors for malignancy, using a unique multi-biomarker approach. In a published clinical trial, OVA1 achieved 99% sensitivity in detecting epithelial ovarian cancers (EOC). This included 96% sensitivity for stage I EOC, the earliest and curable EOC stage, compared with 57% for the conventional biomarker CA125. In addition, OVA1 found 82% of malignancies missed by non-specialist pre-surgical assessment, and it increased detection of malignancy over ACOG guidelines from 77% to 94%. As the first protein-based, In Vitro Diagnostic Multivariate Index Assay (IVDMIA) cleared by the FDA, OVA1 also represents a new class of software-based diagnostics. Additional information about these published clinical trials is available on Vermillion’s website at www.vermillion.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Liolios Group, Inc.

Ron Both

Tel 1-949-574-3860

vrml@liolios.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$5,834	$8,007
Accounts receivable	184	137
Prepaid expenses and other current assets	359	348

Total current assets	6,377	8,492
Property and equipment, net	121	142
Other assets	8	—

Total assets	$6,506	$8,634

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$794	$525
Accrued liabilities	964	1,074
Short-term debt	1,106	1,106
Deferred revenue	709	492

Total current liabilities	3,573	3,197
Deferred revenue	656	770

Total liabilities	4,229	3,967
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at March 31, 2013 and December 31, 2012, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 15,213,246 and 15,200,079 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	15	15
Additional paid-in capital	328,278	328,097
Accumulated deficit	(326,016)	(323,445)

Total stockholders’ equity	2,277	4,667

Total liabilities and stockholders’ equity	$6,506	$8,634

Vermillion, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:
Product	$214	$198
License	114	114

Total revenue	328	312
Cost of revenue:
Product	37	38

Total cost of revenue	37	38

Gross profit	291	274
Operating expenses:
Research and development(1)	484	452
Sales and marketing(2)	1,072	1,518
General and administrative(3)	1,337	468

Total operating expenses	2,893	2,438

Loss from operations	(2,602)	(2,164)
Interest income	2	8
Interest expense	—	(65)
Gain on litigation settlement, net	—	379
Reorganization items	—	88
Other income (expense), net	29	(22)

Loss before income taxes	(2,571)	(1,776)
Income tax benefit (expense)	—	—

Net loss	$(2,571)	$(1,776)

Net loss per share—basic and diluted	$(0.17)	$(0.12)
Weighted average common shares used to compute basic and diluted net loss per common share	15,201,616	14,903,455

Net loss	(2,571)	(1,776)
Foreign currency translation adjustment	—	(3)

Comprehensive loss	$(2,571)	$(1,779)

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$20	$34
(2) Sales and marketing	54	36
(3) General and administrative	107	70